AMENDED SCHEDULE A

         This Amended Schedule A, dated as of September 14, 2000, replaces Schedule A to the Administration Agreement dated March 1, 1998, between Whitehall Funds Trust and PFPC Inc.

                              WHITEHALL FUNDS TRUST

                          Whitehall Enhanced Index Fund
                              Whitehall Growth Fund
                        Whitehall Growth and Income Fund
                            Whitehall High Yield Fund
                              Whitehall Income Fund
                           Whitehall Money Market Fund

WHITEHALL FUNDS TRUST


By:      /s/ Joseph E. Breslin
         ---------------------
         Joseph E. Breslin
         President

PFPC INC.


By:      /s/ Jay F. Nusblatt
         -------------------
         Name: Jay F. Nusblatt
         Title: Vice President